Exhibit 10.50

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement”) is entered into on this 23rd day of June, 2009 (the “Signing Date”), by and between Energy Partners, Ltd. (the “Company”) and Stephen D. Longon (“Individual”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Individual have entered into that certain Change of Control Severance Agreement originally effective July 14, 2008 and amended by the First Amendment thereto (as amended, the “Severance Agreement”);

WHEREAS, the Company is undergoing a significant restructuring that requires the Company to address its ability to fully perform its potential obligations under the Severance Agreement;

WHEREAS, the Company’s promise to pay the settlement payment provided for within this Settlement Agreement is sufficient consideration for the exchange of Individual’s potential claims noted below; and

WHEREAS, subject to the approval of the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”) in that certain case styled In re Energy Partners, Ltd., et al., case no. 09-32957 (jointly administered), the Company and Individual now desire to amend the Parties’ rights and obligations with regard to the Severance Agreement in exchange for new rights and obligations that will be governed solely by this Settlement Agreement.

NOW, THEREFORE, in consideration of the mutual promises and benefits contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SETTLEMENT AGREEMENT

1. Effectiveness of Agreement. This Settlement Agreement shall become effective only upon the occurrence of the following two events: (a) the Court approves this Settlement Agreement, and (b) the effective date occurs for a plan of reorganization for the Company that is confirmed by the Court (the “Plan of Reorganization”) and that, as of the effective date of the Plan of Reorganization, rejects the Severance Agreement pursuant to the terms of 11 U.S.C. § 365(a) (the two events collectively referred to herein as the “Approval Events” and the date on which the later of the two individual Approval Events occur shall be referred to herein as the “Effective Date”).

(a) Exchange. Individual hereby waives and releases all potential claims to receive cash severance payments and all other benefits (including, but not limited to, continued medical benefits or the accelerated vesting of equity compensation awards) provided under the Severance Agreement (the “Obligations”) in exchange for an allowed general unsecured claim against the Company in the amount of $340,000, which is an amount equal to one full year of Individual’s annual base salary as in effect on April 13, 2009 (the “Settlement Payment”). The Settlement Payment shall be paid to Individual in accordance with the terms of the Plan of Reorganization (the date on which such Settlement Payment is made, the “Settlement Payment

Date”), provided that Individual is still employed by the Company on the Settlement Payment Date or if Individual is not employed by the Company on the Settlement Payment Date, Individual’s termination of employment was due solely to a termination by the Company without Cause. For purposes of this Agreement, “Cause” shall mean, on the part of Individual: (i) conviction of a felony; (ii) dishonesty; (iii) failure to perform his duties; (iv) insubordination; (v) theft; (vi) wrongful disclosure of confidential information; (vii) conflict of interest that is undisclosed and not approved by the Company’s board of directors; (viii) violation of a written Company policy applicable to all employees generally; or (ix) engaging in any manner, directly or indirectly, in a business that competes with the business of the Company in any capacity that is undisclosed and not approved by the Company’s board of directors.

2. Waiver, Release and Compromise. The Settlement Payment provided pursuant to this Settlement Agreement shall be conditioned upon the execution by Individual of a release agreement in favor of the Company in the form attached hereto as Appendix A (the “Release Agreement”) with such modifications as the Company may reasonably request.

3. Agreement. The Parties understand and agree that (a) the consideration for this Settlement Agreement is contractual and not a mere recital, (b) the Company’s promise to pay the Settlement Payment is sufficient consideration for the exchange of Individual’s potential claims under the Severance Agreement, (c) each Party has had the opportunity to engage counsel to review this Settlement Agreement and advise such Party with respect hereto, (d) this Settlement Agreement and the agreements contained herein are binding upon, and inure to the benefit of, the Parties, their respective successors and assigns, and all persons claiming by or through such Parties and (e) Individual’s sole right hereunder is to receive the Settlement Payment in exchange for the Release Agreement and, if Individual does not execute the Release Agreement, Individual shall have no right to receive the Settlement Payment. This Settlement Agreement shall be construed as if jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Settlement Agreement.

4. Complete Agreement. This Settlement Agreement and the Release Agreement contain the complete agreement of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, representations and negotiations relating thereto. This Settlement Agreement may be modified only by written amendment executed by both Parties.

5. Severability. If any provision contained in this Settlement Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal or unenforceable had not been contained herein.

6. No Admission of Liability. This Settlement Agreement is not an admission of any liability but is a compromise, and neither this Settlement Agreement nor the payment or provision of the Settlement Payment shall be treated as an admission of liability. All communications (whether oral or in writing) between and/or among the Parties, their counsel and/or their respective representatives relating to, concerning or in connection with this Settlement Agreement, the negotiation thereof, and information exchanged between the Parties shall be governed and protected in accordance with the Federal Rule of Evidence 408 to the fullest extent permitted by law.

7. Governing Law. This Settlement Agreement shall be interpreted under and governed by, construed and enforced in accordance with, and subject to, the laws of the State of Delaware, without giving effect to any principles of conflict of laws.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the day and year first above written.

ENERGY PARTNERS, LTD.

By:	/s/ Alan Bell

Name:	Alan Bell

Title:	Chief Restructuring Officer

INDIVIDUAL

/s/ Stephen D. Longon
Stephen D. Longon

Appendix A

RELEASE AGREEMENT

This Release Agreement (this “Release”) is executed by Stephen D. Longon (“Individual”) this 23rd day of June, 2009 (the “Effective Date”). In consideration of the benefits to be derived from this Release, the covenants and agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the execution and delivery hereof, the Individual hereby agrees as follows:

1. Settlement Agreement. This Release is executed by the Individual pursuant to the requirements of the Settlement Agreement between Individual and Energy Partners, Ltd. (the “Company”) dated as of the date hereof and effective on the date described therein (the “Settlement Agreement”), as a condition to the receipt of any payments thereunder by Individual. Terms not otherwise defined in this Release shall have the respective meanings given to such terms within the Settlement Agreement.

2. Release and Waiver by Individual. For and in consideration of the covenants and promises contained herein and in the Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, Individual, on behalf of himself and his family, assigns, representatives, agents, heirs and/or attorneys, if any, hereby covenants not to sue and fully, finally and forever completely waives, releases and discharges the Company, along with each of its present and former parents, subsidiaries and/or affiliates, predecessors, successors and/or assigns, if any (collectively, the “Company Parties”), as well as each of the Company Parties’ respective past, present and future officers, directors, managers, members, shareholders, employees, agents, attorneys and representatives, if any, jointly and severally (collectively, with the Company Parties, “Company Released Parties”), of and from any and all claims, actions, obligations, liabilities, demands and/or causes of action, of whatever kind or character, whether now known or unknown, which Individual has or might claim to have against any of the Company Released Parties:

(a) for the Obligations;

(b) for any and all injuries, harms, damages (whether actual or punitive), costs, losses, expenses, attorneys’ fees and or liabilities or other detriments, other than those relating to fraud, arising out of the Settlement Agreement, including, but not limited to, the return, surrender, or abandonment of Individual’s potential claims to receive cash, other property or the Individual’s equity compensation awards pursuant to such Settlement Agreement; and

(c) for any and all injuries, harms, damages (whether actual or punitive), costs, losses, expenses, attorneys’ fees and/or liabilities or other detriments, if any, whenever incurred or suffered by Individual arising from, relating to, or in any way connected with, any fact, event, transaction, action or omission that occurred or failed to occur prior to the Effective Date (but excluding claims arising out of fraud), including, without limitation:

(i) any claim under state or Federal law that provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination claims such as claims or causes of action under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; Civil Rights

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Act of 1866, 42 U.S.C. § 1981; Civil Rights Act of 1991, 42 U.S.C. § 1981a; Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; Employee Retirement Income Security Act, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq.; Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., as amended by the Older Workers Benefit Protection Act of 1990, or any other Federal or state statute prohibiting discrimination in employment or granting rights to an individual arising out of an employment relationship; and

(ii) any claims for unpaid or withheld wages, bonuses, benefits, stock, stock options, profit-sharing, wrongful discharge or termination, breach of contract, promissory estoppel, breach of any implied covenants (including any duty of good faith and fair dealing), negligence, negligent hiring, negligent supervision, negligent retention, defamation, invasion of privacy, slander, and intentional infliction of emotional distress.

3. Additional Covenants and Agreements.

(a) Individual hereby waives, releases and forever discharges each of the Company Released Parties from any claims that this Release was procured by fraud or signed under duress or coercion so as to make this Release not binding.

(b) Notwithstanding anything contained herein to the contrary, this Release shall not release or waive, or in any manner affect or void:

(i) Individual’s or the Company’s rights and obligations under the Settlement Agreement;

(ii) Individual’s (and, if applicable, Individual’s dependents’) right, for so long as Individual is employed by any Company Released Party, to remain covered under any insurance policy sponsored, maintained or purchased by any Company Released Party (if and to the extent that Company Released Party is able to remain subscribed to such policy on and following the Effective Date of this Release) in which Individual (and if applicable, Individual’s dependents) participated as of the Effective Date of this Release;

(iii) Individual’s right to be indemnified by the Company for actions or claims against Individual resulting from his or her daily and ordinary employment duties, including, but not limited to, any claim with respect to which Individual would be entitled to indemnification by the Company under applicable corporate law, the certificate of incorporation or bylaws of the Company or if applicable, those certain indemnity agreements by and between certain of the Company’s officers or directors and the Company in place as of March 1, 2009; or

(iv) Individual’s rights pursuant to the Energy Partners, Ltd. Change of Control Severance Plan originally effective March 24, 2005, as amended, or the Energy Partners, Ltd. Employee Change of Control Severance Plan originally effective September 13, 2006, as amended.

4. Modification. This Release cannot be modified orally and can only be modified through a written document signed by both parties.

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5. Severability. If any provision contained in this Release is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal or unenforceable had not been contained herein.

6. Choice of Law. This Release shall be interpreted under and governed by, construed and enforced in accordance with, and subject to, the laws of the State of Delaware, without giving effect to any principles of conflicts of law.

7. Entire Agreement. This Release and the Settlement Agreement constitute the entire understanding and agreement of the Company and Individual and supersede prior understandings and agreements, if any, among or between the Company and Individual, with respect to the subject matter of this Release, other than as specifically referenced herein. Other than the terms set forth in this Release and the Settlement Agreement, there are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter hereof between the Company and Individual that are not fully expressed or incorporated by reference in this Release. This Release does not, however, operate to supersede or extinguish any confidentiality, non-solicitation, non-disclosure or non-competition obligations owed by Individual to the Company under any prior agreement.

8. Fully Understood. By executing this Release, Individual acknowledges and affirms that he has read and understood the foregoing, agreed to the terms, and acknowledges receipt of a copy of the same. Individual further acknowledges and agrees that after receiving a copy of this Release, (a) Individual has been advised and had an opportunity to consult an attorney before signing it, and (b) Individual enters into this Release knowingly, voluntarily and after any consultations with any attorney or other advisor as Individual deemed appropriate. Individual understands and agrees that by signing this Release he is giving up the right to pursue any legal claims that he may have against any Company Released Party.

IN WITNESS WHEREOF, Individual has executed this Release as of the day and year first above written.

INDIVIDUAL

/s/ Stephen D. Longon
Stephen D. Longon

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